BNP PARIBAS ASSET MANAGEMENT USA, INC.**

                                 CODE OF ETHICS

                                 DECEMBER 2016






**** ON JUNE 1, 2017, FISCHER FRANCIS TREES & WATTS, INC. REBRANDED ITS NAME TO BNP PARIBAS ASSET MANAGEMENT USA, INC. (BNPP AM USA). ALL REFERENCES TO THE FORMER NAME AND THE "FIRM" WITHIN THIS DOCUMENT APPLY TO BNPP AM USA. FURTHER, ALL REFERENCES TO "INVESTMENT PARTNERS" OR "IP" SHOULD BE REPLACED WITH "ASSET MANAGEMENT" OR "AM", RESPECTIVELY.

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                               TABLE OF CONTENTS

I.   INTRODUCTION .........................................................    3
II.  DEFINITIONS ..........................................................    5
III. CONFLICTS OF INTEREST ................................................    8
IV.  CONFIDENTIALITY ......................................................   10
V.   OUTSIDE ACTIVITIES ...................................................   12
VII. GIFTS AND ENTERTAINMENT ..............................................   13
VII. STANDARDS OF CONDUCT AND REQUIREMENTS RELATING TO
     PERSONAL ACCOUNT DEALING .............................................   17
VIII.CONTINUING EDUCATION AND TRAINING ....................................   23
IX.  RESPONSIBILITY FOR ADMINISTRATION OF THE CODE ........................   25
X.   RECORDKEEPING REQUIREMENTS ...........................................   26
XI.  FREQUENTLY ASKED QUESTIONS ...........................................   27
XII. OVERVIEW OF PERSONAL TRADING REQUIREMENTS ............................   29
APPENDIX 1 -- SAMPLE LETTER OF REFUSAL OF A GIFT ..........................   31


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

I.   INTRODUCTION

This Code of Ethics (the "Code") sets forth standards of conduct for Fischer Francis Trees & Watts Inc. ("FFTW" or the "Firm"), the investment advisor subsidiary of BNP Paribas Investment Partners USA Holdings Inc. ("BNPP IP")(1) regarding business ethics, confidentiality and personal account dealing. The conduct of any Covered Person (as defined below) both inside and outside a Firm must recognize that the Firm's clients always come first and that such individual must avoid any abuse of his or her position of trust and responsibility. Each Covered Person is expected to adhere to the highest standards of professional, legal and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client's interests. Each Covered Person is required to comply with all applicable laws of the jurisdiction to which the Covered Person is subject, including but not limited to the Federal Securities Laws.

The Firm's reputation is one of its most important assets. Covered Persons must exercise reasonable care and professional judgment to avoid engaging in any actions that may put the Firm's reputation and image at risk. Strict adherence to this Code and the Firm's Advisers Act of 1940 Policies and Procedures is crucial to the continuing success and profitability of the Firm.(2) Violations of this Code and the Firm's Advisers Act of 1940 Policies and Procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from the Firm, and/or under applicable unemployment insurance laws. The Firm will investigate any matter for which the facts suggest that the Code may have been violated.

This Code is adopted pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act and pursuant to applicable BNP Paribas Group policies. Under this Code, each Covered Person is deemed an "access person" of FFTW, the registered investment adviser subsidiary of BNPP IP.(3)

The U.S. operations of BNP Paribas, S.A. ("BNP Paribas" or "Group") are committed to ensuring the highest standards of conduct and integrity across BNP Paribas' U.S. intermediate holding company ("IHC"), which includes BNPP IP and the Firm as well as BNP Paribas' U.S. branches, agencies, and representative office ("U.S. branch network"), which collectively comprise BNP Paribas' combined U.S. operations ("CUSO")(4). As part of this commitment, the CUSO/IHC board of directors approved a CUSO/IHC Code of Conduct and Ethics ("Code") to set forth the policies, practices, and values that govern the conduct of CUSO/IHC employees.

The Firm has been tasked with implementing its own Code of Ethics consistent with the CUSO/IHC Code which set forth principals recognizing that personal conduct directly and indirectly reflects upon the reputation and business growth of BNP Paribas. It is critical that Firm employees conduct their professional and personal activities with honesty and integrity and in compliance with applicable laws, regulations, and the principles set forth in this Code of Ethics.

Upon becoming a Covered Person, you are required to read and understand the policies and procedures contained in this Code of Ethics and physically or electronically sign the Initial Certificate of Compliance acknowledging that you have received, reviewed, understand and agree to be bound by the Code. Thereafter, on an annual basis all Covered Persons are required to certify their compliance with the provisions of the Code.


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(1) Employees of FFTW are technically employed by its parent, BNPP Investment
Partners USA Holdings Inc.
(2) The requirements of this Code are in addition to those set out in the Firm's other policies and procedures, including but not limited to the Firm's Advisers Act of 1940 Policies and Procedures, which Covered Persons are also required to read and comply with.
(3) Covered Persons of FFTW may be employed by its parent, BNPP Investment Partners USA Holdings Inc.
(4) CUSO/IHC also includes two U.S. retail banks, Bank of the West and First Hawaiian Bank

The automated Star Compliance system provides Covered Persons the ability to submit on-line pre-approval forms which follow a workflow through programmed rule sets and, when applicable, notify appropriate supervisors and compliance personnel. Compliance has built these rule sets within Star Compliance to administer the processes described in this Code. Star Compliance also allows Compliance Officers the ability to more efficiently monitor Covered Person's trading and other activity through its automated surveillance function. Specific information relating to Star Compliance's functionality may be found in the application's Welcome Page under My Document Library.

All questions concerning the interpretation or application of the policies and procedures set forth in this Code and Star Compliance should be addressed to the Chief Compliance Officer or her delegees. All Covered Persons are encouraged to seek advice from the Compliance Department with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. Upon commencement of employment, and on an annual basis thereafter, all employees are required to complete an on-line Initial and Annual Employee Disclosure Information Statement. At any point during employment, if an employee is or becomes the subject of an investigation, prosecution, or a conviction of any offense involving fraud or dishonesty, the employee must report this information immediately to a member of the Compliance Department.

II.  DEFINITIONS

     1. "BENEFICIAL OWNERSHIP" is to be determined in the same manner as it is determined for purposes of Rule 16a1-(a)(2) under the 1934 Act (as defined below). This means that a person should generally consider himself or herself the beneficial owner of any securities, Derivatives or other financial instruments of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities, Derivatives or other financial instruments.(5)

     2. "BNP PARIBAS SECURITIES" include all securities, Derivatives or other financial instruments concerning directly or indirectly the capital of BNP Paribas (equities, bonds and in a general way any title or negotiable security including the financial derivative contracts or options whose underlying instrument is BNP Paribas) other than certificates of deposit.

     3. A "CONFLICT OF INTEREST" OR "CONFLICT" is a situation where, in the framework of the activities of the Firm, the Interest of the Firm and/or of their clients and/or of their Covered Persons is in competition, either directly or indirectly. An "INTEREST" is a benefit of any nature, material or immaterial, professional, commercial, financial or personal. This definition applies to real, potential or apparent conflicts of interests.

     4. "COVERED PERSON" generally includes any director, officer, manager, employee or individual (including, without limitation, consultants, trainees, interns and temporary staff whose employment is expected to last for 6 months or more(6)) having a function or role at the Firm. Please note that temporary staff or personnel with access to client portfolio holdings may be deemed Covered Persons at the discretion of the Chief Compliance Officer, regardless of expected length of temporary employment.

     The term also includes an appointed representative of the Firm or any employee of an appointed representative. THE TERM DOES NOT INCLUDE THE DIRECTORS OF THE FIRM WHO ARE NOT INVOLVED IN THE DAY-TO-DAY ACTIVITIES OF THE FIRM AND WHO (I) DO NOT HAVE ACCESS TO NON-PUBLIC INFORMATION REGARDING (A) CLIENT SECURITIES TRANSACTIONS OR (B) PORTFOLIO INFORMATION REGARDING PORTFOLIO HOLDINGS OF ANY SEC-REGISTERED FUNDS OR (II) ARE NOT INVOLVED IN MAKING SECURITIES RECOMMENDATIONS TO CLIENTS, OR DO NOT HAVE ACCESS TO SUCH RECOMMENDATIONS WHEN THEY ARE NON-PUBLIC. ACCORDINGLY, THESE DIRECTORS ARE NOT "ACCESS PERSONS" UNDER RULE 204A-1 OF THE ADVISERS ACT OR "ADVISORY PERSONS" UNDER RULE 17J-1 OF THE INVESTMENT COMPANY ACT.

     5. "DERIVATIVE" a financial instrument, the value of which is derived from the value of an underlying asset. The underlying asset could be a physical commodity, an interest rate, a share of common stock, a stock index, a currency, or virtually any other tradable instrument upon which two parties can agree. All futures products are Derivatives for the purposes of this Code, even if they are also regulated as securities.


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(5) Unless the Covered Person does not have any direct or indirect influence or control over the account in question, generally a Covered Person will be regarded as having beneficial ownership of securities held in his or her name, or in the name of any of the following persons: (1) his or her non-separated spouse or minor child; (2) a relative sharing the same house; (3) anyone else, if the Covered Person: (a) obtains benefits substantially equivalent to ownership of the securities; or (b) can obtain ownership of the securities immediately or at some future time. If anyone has questions regarding this policy concerning relatives of a Covered Person, he or she should discuss the situation with a member of the Compliance Department.
(6)The Compliance Department has discretion to determine, on a case by case basis, whether a particular person should or should not be subject to this Code.

     6. "DISCRETIONARY ACCOUNT" is a Reportable Account where the Covered Person has transferred all investment discretion to a third party. The Covered Person has no investment discretion over such account. A management agreement must be forwarded to Compliance for record keeping purposes.

     7. "ENTERTAINMENT" refers to reasonable and customary business entertainment, such as meals, drinks, parties and receptions, and sporting or cultural events (such as attendance at a game or performance, or a round of golf), where the actual or prospective client, counterparty or Supplier is present. Entertainment must not be so lavish or extraordinary as to call into question the motives of the donor and recipient or to cause embarrassment to the Firm if publicized. If the donor is not present at an event -- for example, the donor gives a pair of tickets to a sporting event to a Firm employee -- then the tickets must be considered a Gift and not Entertainment.

     8. "FEDERAL SECURITIES LAWS" includes without limitation the Securities Act of 1933, as amended (the "1933 Act"); the Securities Exchange Act of 1934, as amended (the "1934 Act"); the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended (the "Investment Company Act"); the Investment Advisers Act of 1940, as amended (the "Advisers Act"); Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any such act as well as any amendments thereto (collectively, "the Federal Securities Laws").

     9. "GIFT" must be understood in its broadest meaning to include benefits, raffle prizes, amenities, donations of all types, in each case whether material or immaterial, given or received directly or indirectly (e.g., objects, financial products and services of all types, including, e.g., being designated as the beneficiary of a life insurance contract or bequest and being given access to other benefits), regardless of the cause.

     10. "INITIAL PUBLIC OFFERING" or "IPO" means an offering of equity or debt securities registered under the 1933 Act, as amended, of an issuer not previously subject to reporting requirements.

     11. "INVESTMENT PERSONNEL" or "INVESTMENT PERSON" means any Covered Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Firm, or whose functions relate to the making of any recommendations with respect to purchases or sales of securities for Managed Accounts, as defined below, including without limitation portfolio managers, portfolio analysts, traders, portfolio constructors and credit analysts.

     12. "LIMITED OFFERING/PRIVATE PLACEMENT" means an offering that is exempt from registration under the 1933 Act.

     13. "MANAGED ACCOUNT" means any account for which a Firm acts as an investment adviser or sub-adviser.

     14. "RELATED PERSON" generally includes: (i) any family members who are financially dependent upon the Covered Person including, without limitation, non-separated spouse or partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; (ii) any family members residing in the same household as a Covered Person; and (iii) any individual over whose account a Covered Person has direct or indirect control.

     15. "REPORTABLE ACCOUNTS" includes any Covered Person's account in which any security is held for the Covered Person's direct or indirect benefit(7). These include (i) any account in which the Covered Person has an interest or has the power, directly or indirectly, to make investment decisions; (ii) any account of the Covered Person's non-separated spouse; (iii) any account of any child or parent of the employee, or the spouse of any such child or parent, if such child, spouse or parent resides in the same household with or is financially dependent on the employee; (iv) any account of any other person related to the employee by blood or marriage over whose account the employee has control; and (v) any account of any other person to whose financial support the employee contributes materially or over whose account the employee has control.

     16. "REPORTABLE SECURITIES" include, but are not limited to securities held in a brokerage, derivatives or commodities account or accounts which include transactions requiring pre-approval.(8) A list of exempt transactions is listed on Page 19.

     17. "SUPPLIER" refers to any company or service provider associated with a process of selling goods or services to the Firm and, more generally, any counterparty of the Firm (other than a client). The term Supplier refers both to the legal entity and to any natural person representing, or tied to, the company or service provider.

     18. "TRANSACTIONS" are personal investment transactions in Reportable Securities, Derivatives or other financial instruments executed by a Covered Person, Related Person or third party in any account, including but not limited to Reportable Accounts, outside the context of such person's professional function. Transactions also include any other acquisition or disposition of Beneficial Ownership in securities, Derivatives or other financial instruments (including, among other things, the writing of an option to purchase or sell a security or other financial instrument).



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(7) This includes any broker, dealer or bank account regardless if it only holds mutual funds, 401(k) plans, Heath Savings Accounts (HSAs), or other non-reportable securities.
(8) Direct mutual funds (except those sub-advised by the Firm) held with a mutual fund company rather than in a brokerage account are not reportable securities.

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

III. CONFLICTS OF INTEREST

A.   INTRODUCTION

The purpose of these policies is to ensure that the interest of the Firm's clients, and those of the Firm in general, come before what might, in any circumstances, be construed as a Covered Person's own individual interest or benefit.

Conflicts of Interest, the potential for Conflicts, or even the appearance of such Conflicts are to be avoided. The Firm has an obligation to inform clients of Conflicts of Interest in order for clients to make informed decisions. A Covered Person's decisions about the best interests of clients should not be compromised or appear to be compromised by his or her investments or other economic or personal interests. Questions of proper business ethics and Conflicts of Interest are often difficult to discern and to resolve. If there is any question regarding what constitutes a Conflict of Interest, a Covered Person should consult a senior officer of the Firm or the Compliance Department for an interpretation of a situation before he or she acts.

Managing Conflicts of Interest so as to avoid their existence or to prevent their abuse is essential for the Firm. Conflicts of Interest can be understood as the situation in which a Firm or Covered Person serving more than one interest can benefit by favoring one interest at the expense of others. There are essentially three types of Conflicts of Interest that may arise in the normal course of business, and there is nothing inherently improper if they do exist. What is essential is that a Covered Person recognize when a Conflict exists and that such Conflicts not be abused. As a general matter, an abuse of a Conflict of Interest occurs when a Firm or its Covered Persons takes advantage of a Conflict situation in violation of customary market practices, fiduciary responsibilities, or applicable laws and regulations. The Firm and its Covered Persons must manage Conflicts of Interest, either actual or potential, so as to not abuse a Conflict of Interest situation and to avoid violating obligations to clients and applicable laws and regulations. Depending on the relevant facts and circumstances, the Firm may mitigate actual or apparent Conflicts through internal controls, and/or the provision of disclosures to the affected parties.

Conflicts of Interest that a Firm may face:

     o    Conflicts between the Firm and one or more clients;

     o    Conflicts between two or more clients;

     o    Conflicts between a Covered Person and one or more clients; and

     o    Conflicts between the Firm and other activities within the Group.

B.   MANAGING POTENTIAL TRADING CONFLICTS

NO FAVORITISM. No Managed Account shall be unfairly favored with respect to the selection of securities, foreign exchange contracts or Derivatives, sale of securities, foreign exchange contracts or Derivatives, or timing of purchase or sale of securities, foreign exchange contracts or Derivatives over any other Managed Account.

TRANSACTIONS WITH OTHER MANAGED ACCOUNTS. No securities, foreign exchange contracts or Derivatives shall be sold to or purchased from one Managed Account by another Managed Account, and no securities, foreign exchange contracts or Derivatives shall be sold to or purchased from any of the Firms by any Managed Account, unless approved by the Chief Compliance Officer or her delegee.

SELECTION OF DEALERS. All securities, foreign exchange contracts or Derivatives purchased and sold for Managed Accounts shall be purchased from and sold to established securities dealers, which shall be selected in a manner consistent with seeking to obtain best execution of all securities, foreign exchange contracts or Derivatives transactions for each Managed Account. Covered Persons must comply with the Firm's policies and procedures regarding soft dollar arrangements.

BLOCK PURCHASES. As an adviser and a fiduciary to its clients, the Firm places its clients' interests first and foremost. Consistent with this fiduciary duty, the Firm's trading procedures seek to insure that all clients are treated fairly and equitably and that no client account is advantaged or disadvantaged over another. In furtherance of this policy, the Firm has adopted policies and procedures regarding trade aggregation and allocation. For information regarding a particular Firm's policies and procedures regarding allocation of block purchases, please see that Firm's Advisers Act of 1940 Policies and Procedures.

C.   MANAGING OTHER FORMS OF CONFLICTS

INDUCEMENTS/INCENTIVES
The Firm does not offer, solicit or accept any incentives unless consistent with the Firm's Gift and Entertainment policy and applicable regulation. Examples of permissible incentives or fees may include items listed below:
a) A fee, payment or non-monetary benefit provided to or by a client or a person on behalf of a client;
b) A fee, payment or non-monetary benefit provided to or by a third party or a person acting on behalf of a third party, under the following conditions:

     o the fee, payment or benefit is disclosed to a client, prior to the provision of the relevant service;

     o it is designed to enhance the quality of the relevant service to a client and in line with the Firm's duty to act in the best interests of its client.

SOLICITOR ARRANGEMENTS/REMUNERATION PRACTICES
Solicitor arrangements and remuneration practices must be consistent with applicable regulations and must not run counter to the interests of our clients nor should create incentives that could encourage the relevant persons to favor their own interest or that of the Firm to the detriment of the client's interest.

COVERED PERSONS' FAMILY MEMBERS
Covered Persons' family members must not inappropriately benefit from business opportunities presented through the use of Firm's property or information directly or indirectly obtained through the Covered Person's activities at the Firm.

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IV.  CONFIDENTIALITY

PROHIBITION ON TRADING ON THE BASIS OF CONFIDENTIAL INFORMATION. Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person(9) for any direct or indirect personal benefit during the term of such person's relationship with the Firm or after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities, foreign exchange contracts or Derivatives on the basis of such confidential information or advising others to trade on such basis.

WHEN IS INFORMATION "CONFIDENTIAL"? In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been "publicly disseminated" unless he or she can point to some fact or event demonstrating that the information is generally available; for example, disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as prospectuses or annual reports. If a Covered Person is unclear whether information is confidential, he or she must consult the Chief Compliance Officer or delegee.

Confidential information may be related to the Firm, its clients, its employees or other business or governmental entities. Examples of confidential information include, but are not limited to, information concerning the securities, foreign exchange contracts or Derivatives transactions of a client or of the Firm before they are executed, investment guidelines and policies of clients that are not publicly known, or the operations or condition of any client.

PROCEDURES REGARDING CONFIDENTIAL INFORMATION. Confidential information must never be disclosed to any outsider (including any relative of a Covered Person) unless the recipient has a legitimate business need to receive the information. Any questions about whether it is appropriate to share confidential information with a third party should be directed to the Compliance Department. Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where outsiders could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be securely maintained and should not be displayed in elevators or left in conference rooms, on desks, or in other locations where they may be seen by outsiders or by unauthorized personnel. Extra copies of documents containing confidential information that are no longer necessary should be promptly destroyed.

Covered Persons are also subject to and must comply with applicable insider trading policies and procedures, which are included in the Advisers Act of 1940 Policies & Procedures and supplement this Code. Inside information is information which is considered to be both "material" and "non-public." Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits and civil and criminal fines. Insider trading could result in serious sanctions by the Firm, including dismissal from employment. Employees are prohibited from using any confidential information for any direct or indirect personal benefit during the term of employment and after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such a basis.


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(9) These Confidentiality procedures apply equally to Covered Persons and their
Related Persons as well as any other third party to which any confidential information has been disclosed.

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TRADE SECRETS.  All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with BNPP IP or the Firm is the property of BNPP IP or the Firm and no Covered
Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person's relationship with BNPP IP or the Firm, such Covered Person should return to BNPP IP and the Firm all confidential information and trade secrets he or she may have obtained as a result of the Covered Person's relationship with BNPP IP or the Firm.

V.   OUTSIDE ACTIVITIES

OUTSIDE ACTIVITY. Covered Persons are encouraged to engage in worthy activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, employees or in other capacities of participation in other companies or organizations. Because such commitments can involve substantial responsibilities and potential Conflicts of Interest or the appearance of such Conflicts, Covered Persons should not accept such positions without the prior approval of the Compliance Department.

Covered Persons must seek pre-approval of such outside activities by submitting an Outside Activity declaration to the Compliance Department through the online Star Compliance system. Covered Persons must also amend their declaration upon any changes to or terminations of the Outside Activity. (Each newly employed Covered Person must seek pre-approval from Compliance upon commencement of his or her employment to continue such Outside Activity.)

PERSONAL FINANCE. In addition to the specific limitations regarding personal account dealing (see the following Article VII), unless otherwise approved in advance by the Chief Compliance Officer, or delegee, Covered Persons are prohibited (other than by ownership of publicly traded securities) from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of the Firm's activities with the entity. If there is any question, a Covered Person should consult a member of the Compliance Department for an interpretation of a situation before he or she acts.

Generally, Covered Persons are expected to conduct their personal finances and investments in a prudent manner. In the event that a Covered Person is subject to more stringent standards or rules by virtue of professional licenses or otherwise, they must comply with those more stringent requirements.

CAMPAIGNING FOR POLITICAL OFFICE. Any Covered Persons considering campaigning for a local, municipal, county, state or national office requires consultation and specific written approval from their manager and the Compliance Department.

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VI.  GIFTS AND ENTERTAINMENT

A. Among the Firm's objectives are to best protect its clients' interests and to manage Conflicts of Interest effectively. Accordingly, it is the duty of all Covered Persons in contact with actual or prospective clients, counterparties or Suppliers to adhere at all times to the Firm's rules in this area.

B. SCOPE OF APPLICATION. This Gifts and Entertainment Policy deals only with commercial relationships between, on the one hand, the Firm and its Covered Persons (including Related Persons in cases where a conflict may arise), and, on the other hand, its actual or prospective clients, counterparties, government representatives, or Suppliers ("Covered Relationships").

NOTE: IN GENERAL, THE RULES AND GUIDELINES WITH REGARD TO ACCEPTING GIFTS AND ENTERTAINMENT FROM COVERED RELATIONSHIPS ALSO APPLY TO PROVIDING GIFTS AND ENTERTAINMENT TO COVERED RELATIONSHIPS.

C. POLICY. As a matter of policy, the Firm and its Covered Persons should not GIVE OR ACCEPT Gifts or other inducements where doing so is likely to conflict in a material way with any duty which a Firm owes to its clients. In order to ensure that such conflicts do not arise, the following Policy must be complied with when accepting or giving Gifts in the course of conducting business on behalf of a Firm. Covered Persons must comply with this Policy in good faith and may not use another person or means to circumvent this Policy.

     1. REASONABLE GIFTS AND ENTERTAINMENT. It is strictly forbidden for any Covered Person to give either directly or indirectly a Gift to, or receive either directly or indirectly a Gift from, or give or accept Entertainment to or from an actual or prospective client, counterparty or Supplier that exceeds a "reasonable value." For these purposes, "reasonable value" is defined as a value unlikely to compromise the independence of its recipient or his/her judgment, and unlikely to cast doubts on his/her integrity or to seem disproportionate to the business relationship in question ("Reasonable Gift or Entertainment"). As a general matter, a Gift valued at $100 or less would be considered a Reasonable Gift and need not be reported or approved absent circumstances to the contrary. Entertainment valued at $250 per person or less would be considered Reasonable Entertainment and need not be reported or approved absent circumstances to the contrary.

IN THE INTEREST OF CLARITY, ALL GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED BETWEEN A COVERED PERSON AND A PARTICULAR INDIVIDUAL OR ENTITY DURING A QUARTER WHICH INDIVIDUALLY ARE LESS THAN $100 (IN THE CASE OF GIFTS) OR $250 (IN THE CASE OF ENTERTAINMENT) SHALL BE AGGREGATED FOR GIFT AND ENTERTAINMENT APPROVAL AND REPORTING PURPOSES IN DETERMINING THE $100 GIFT OR $250 ENTERTAINMENT THRESHOLDS. Lavish Gifts or Entertainment are not acceptable under any circumstances. IN ADDITION, THERE ARE STRICTER RESTRICTIONS FOR CERTAIN GOVERNMENT, CENTRAL BANK AND PENSION PLAN OFFICIALS. See Section V.F. below.

     2. GIFTS AND ENTERTAINMENT APPROVAL AND REPORTING. In accordance with Firm policy, a Covered Person cannot GIVE OR RECEIVE Gifts with a value in excess of $100, or Entertainment with a value in excess of $250 per person, without documented approval from the Covered Person's supervisor or line manager. In the event that such a Gift or Entertainment is received, it must be immediately reported to the Covered Person's supervisor or line manager. If the Covered Person's supervisor, or line manager, as the case may be, believes the receipt of such Gift or Entertainment creates the appearance of conflict, the Gift must be returned or the Entertainment must be declined. In the event such a Gift or Entertainment is to be offered by the Covered Person, prior documented approval of the Covered Person's supervisor or line manager must be received.

Also, in accordance with Firm policy, a Covered Person cannot GIVE OR RECEIVE Gifts with a value in excess of $200, or Entertainment with a value in excess of $500 per person, without documented approval from the Compliance Department and the Covered Person's supervisor or line manager. In the event that such a Gift or

Entertainment is received, it must be immediately reported to the Compliance Department and the Covered Person's supervisor or line manager. If the Compliance Department or the Covered Person's supervisor, or line manager, as the case may be, believes the receipt of such Gift or Entertainment creates the appearance of conflict, then the Gift must be returned or the Entertainment declined. In the event such a Gift or Entertainment are to be offered by the Covered Person, prior documented approval of the Compliance Department and the Covered Person's supervisor or line manager must be received. Approvals required as discussed above should be documented through Star Compliance.

Employees must refuse any Gift from a supplier, regardless of its nature, that exceeds the reasonable amounts set forth above, in order to avoid compromising their integrity and decision-making independence by making them beholden to the supplier (see Appendix 1 for a sample letter of a refusal of a Gift).

NOTE: IN THE EVENT THAT A COVERED PERSON IS SUBJECT TO MORE STRINGENT STANDARDS OR RULES RELATING TO GIFTS AND ENTERTAINMENT BY VIRTUE OF PROFESSIONAL LICENSES OR OTHERWISE (E.G., REGISTERED REPRESENTATIVES), THEY MUST COMPLY WITH THOSE MORE STRINGENT REQUIREMENTS.

D. QUARTERLY REPORTING. All Gifts valued over $100 and Entertainment valued over $250 must be reported to the Compliance Department on a quarterly basis by completing the Gift and Entertainment form through Star Compliance. ALL GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED BETWEEN A COVERED PERSON AND A PARTICULAR INDIVIDUAL OR ENTITY DURING A QUARTER WHICH INDIVIDUALLY ARE LESS THAN $100 (IN THE CASE OF GIFTS) OR $250 (IN THE CASE OF ENTERTAINMENT) SHALL BE AGGREGATED FOR GIFT AND ENTERTAINMENT APPROVAL AND REPORTING PURPOSES IN DETERMINING THE $100 GIFT OR $250 ENTERTAINMENT THRESHOLDS. The Compliance Department utilizes Star Compliance to maintain a register of all Gifts and Entertainment exceeding $100 in value.

E. SPECIAL CASE: EVENTS HELD BY THE FIRM OR THE BUSINESS LINE. Events or seminars held by the Firm (such as training seminars, due diligence visits, study trips or trips that include Entertainment) to provide information and/or training to Clients, or to promote the Firm's image or services, are NOT INCLUDED in this Entertainment Policy, as long as the following conditions are met:

Events or seminars of this type of should include working sessions on subjects linked directly to asset management and account for at least 50% of the program's duration. This program, the corresponding budget and the expected guest list must be documented and approved by senior management and a copy of the file and approval shall be maintained according to the Firm's retention policy.

Items given during an event or seminar held by the Firm are subject to the Gift Policy. Compliance is to be consulted for Gifts which may be purchased for Covered Relationship recipients for the Firm sponsored events. Special circumstances may exist for certain Covered Relationships which will need to be reviewed to ensure there is no regulatory impediment.

F. GIFTS AND ENTERTAINMENT OF GOVERNMENT OFFICIALS AND PENSION PLAN OFFICIALS. Gifts to or from, or Entertainment of or by, government, central bank or pension plan officials (public and private plans) is not permitted without prior guidance from the Compliance Department. Compliance has the discretion to grant advanced permission to an employee who may entertain Central Bank employees as part of his or her regular job responsibilities. However such Entertainment must be reasonable (beverages, dinner, etc.) and the Entertainment monetary thresholds described above are to be followed.

The term "government official" is widely defined and includes, but is not limited to: politicians, government ministers, local authority officials, members of the tax authorities and the police or similar bodies. Particular care needs to be taken when abroad on business. Applicable legislation may prohibit making payments to foreign government and other officials. The prohibitions cover cash or cash equivalents and also cover direct and indirect payments, including making an offer and using agents or other third parties. Such payments are likely to be an offense both in the host country where the payment is made as well as the home country of the individual.

The term "pension plan official" also should be broadly interpreted and includes plan trustees, members of an employer's investment committee, and other employees with any responsibility for the selection of investment managers or the investment of assets for the pension plan. If there is any doubt, contact the Compliance Department for guidance.

G. POLITICAL CONTRIBUTIONS TO STATE AND LOCAL GOVERNMENT OFFICIALS AND CANDIDATES. The Firm has adopted a policy governing political contributions for ALL EMPLOYEES (the "Political Contributions Policies and Procedures").

TERMS DEFINED. For purposes of the Political Contributions Policies and Procedures, the term "contribution" will generally include any gift, subscription, loan, advance, deposit of money, or anything of value contributed or paid to an elected official or candidate. A "governmental entity" includes all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.

The Political Contributions Policies and Procedures covers contributions made by each employee and by the employee's spouse, dependent children and dependent relatives, as well as any family member residing in the same household as such employee. Note that the Political Contributions Policies and Procedures also prohibit persons from doing indirectly what they are prohibited from doing directly.

PRE-APPROVAL. Pursuant to the Political Contributions Policies and Procedures, all Covered Persons must obtain pre-approval by making an Outside Activity declaration to Compliance through Star Compliance before making any contribution or payment, directly or indirectly, to any state or local government official, candidate for state or local office, or any political party or political action committee, and before performing any politically motivated solicitation activities. This policy does not apply to contributions to officials or candidates for national office (the President, Vice-President, Senator, or Member of the House of Representatives), unless they also currently are a state or local government official or candidate. Further, Covered Persons are PROHIBITED from making any contributions or other payments to any officials or candidates (local, state or national) ON BEHALF OF BNPP IP GENERALLY OR THE FIRM, INCLUDING THE USE OF THE FIRM'S PREMISES FOR A POLITICAL GATHERING/EVENT. Volunteering time to a political candidate, party or action committee OUTSIDE BUSINESS HOURS is not considered a political contribution for purposes of these procedures. However, hosting events for a political candidate, party or action committee is considered a political contribution subject to the pre-clearance procedures described above.

REPORTING. On a quarterly basis, all Covered Persons are required to affirmatively represent through Star Compliance that, except as approved in accordance with the previous paragraph, they have not made a political contribution, either on their own behalf or on behalf of the Firm, directly or indirectly, to any government official, candidate for state or local office, or any political party or political subdivision thereof, or to a political action committee in the prior quarter.

FOREIGN NATIONALS. The Federal Election Campaign Act ("FECA") prohibits any foreign national from contributing, donating or spending funds in connection with any federal, state, or local election in the United States, either directly or indirectly. It is also unlawful to help foreign nationals violate that ban or to solicit, receive or accept contributions or donations from them. Persons who knowingly and willfully engage in these activities may be subject to fines and/or imprisonment.

H. FOREIGN CORRUPT PRACTICES ACT. The Foreign Corrupt Practices Act (FCPA), enacted in 1977, generally prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business. The FCPA can apply to prohibited conduct anywhere in the world and extends to publicly traded companies and their officers, directors, employees, stockholders, and agents. Agents can include third party agents, consultants, distributors, joint-venture partners, and others.

The FCPA also requires issuers to maintain accurate books and records and have a system of internal controls sufficient to, among other things, provide reasonable assurances that transactions are executed and assets are accessed and accounted for in accordance with management's authorization.

The sanctions for FCPA violations can be significant. The SEC may bring civil enforcement actions against issuers and their officers, directors, employees, stockholders, and agents for violations of the anti-bribery or accounting provisions of the FCPA. Companies and individuals that have committed violations of the FCPA may have to disgorge their ill-gotten gains plus pay prejudgment interest and substantial civil penalties. Companies may also be subject to oversight by an independent consultant.

The SEC and the Department of Justice are jointly responsible for enforcing the FCPA. The SEC's Enforcement Division has created a specialized unit to further enhance its enforcement of the FCPA.

J. SPECIFIC CASE OF BEQUESTS AND DONATIONS. In cases of donations and bequests established by clients in favor of Covered Persons or their family members, when the Covered Person learns that either he/she or a family member has been appointed as the grantee or beneficiary of such donation and bequest, the Covered Person must:

     o    Inform his manager and the Compliance Department,

     o    Specify its precise valuation or value,

     o Obtain approval from the Compliance Department that the bequest or donation is consistent with the Firm's Gift and Entertainment Policy

K. CHARITABLE CONTRIBUTIONS. If a charitable contribution could create an actual or apparent conflict of interest with the Firm or its clients, employees must consult with the Compliance Department prior to making the contribution. Pre-clearance and reporting of charitable contributions by a Covered Person is not required in the absence of a conflict of interest. However, note that charitable contributions or participating in charitable events ON BEHALF of the Firm must be specifically approved by the Compliance Department and Chief Executive Officer.

VII. STANDARDS OF CONDUCT AND REQUIREMENTS RELATING TO PERSONAL ACCOUNT DEALING

     A.   STATEMENT OF POLICY

BNP Paribas encourages its Covered Persons to develop personal investment programs that are not speculative in nature and are not aimed at deriving short-term trading profits. It is the policy of the Firm that all Covered Persons manage their personal account dealing activities in a manner that does not breach any US laws or regulatory requirements, does not distract them from their employment duties and is free from unacceptable business, ethical and reputational Conflicts of Interest.

The general principles governing personal account dealing are:

     (a) Covered Person's personal accounts and investment activities must conform with all applicable laws, regulations and sound business practices;

     (b) Consistent with the Firm's fiduciary obligations to clients, the duty at all times to place the interests of clients first; and

     (c) The requirement that all Transactions be conducted in accordance with this policy and in such a manner so as to avoid any actual or potential Conflict of Interest or any abuse of a Covered Person's position of trust and responsibility.

The Firm will consider these principles when reviewing personal account dealing activities by Covered Persons and violations of these principles will be addressed in much the same manner as violations of the specific restrictions set forth in this Code.

     B.   SCOPE

     1. PERSONS. This personal account dealing policy applies to all Covered Persons of the Firm (including, without limitation, consultants, trainees, interns and other temporary staff whose employment is expected to last for 6 months or more) and their Related Persons.(10) Please note that temporary staff or personnel with access to client portfolio holdings are deemed Covered Persons regardless of expected length of temporary employment.

Generally, all consultants, trainees, interns and other temporary staff whose employment is expected to last for less than 6 months, and who DO NOT have access to client portfolio holdings, are not considered Covered Persons (such persons will, however, be reviewed by Compliance on a case by case basis to determine whether they should be subject to this Personal Account Dealing Policy). Expatriate staff must comply with the personal account dealing rules for all their Reportable Accounts regardless of whether those Reportable Accounts are located in the territory or outside.

     2. REPORTABLE ACCOUNTS. This personal account dealing policy applies to all Reportable Accounts in the United States and foreign held accounts. Discretionary Accounts must be disclosed to the Compliance Department along with a copy of the management agreement; however, they are not subject to the pre-approval or reporting requirements of this personal account dealing policy found in Section VII. C. and H. However, given


----------
(10) This Personal Account Dealing Policy applies equally to Covered Persons and their Related Persons. In certain instances, only Covered Persons will be referred to for the sake of simplicity.

the SEC's Guidance No. 2015-03, the Compliance Department may request additional information to understand if a Covered Person had direct or indirect influence or control, rather than the third-party manager who may have discretion of the account. Such information may include:

     o obtaining information about a third-party discretionary manager's (or trustee's) relationship to the Covered Person (i. e. , independent professional versus friend or relative; unaffiliated versus affiliated firm);

     o obtaining periodic certifications of the Covered Person and/or their discretionary third-party manager regarding the Covered Persons' influence or control over the account;

     o    asking questions, such as did the Covered Person:

          * suggest that the third-party discretionary manager make any particular purchases or sales of securities for account X during time period Y

          * direct the third-party discretionary manager to make any particular purchases or sales of securities for account X during time period Y

          * consult with the third-party discretionary manager as to the particular allocation of investments to be made in account X during time period Y

C. PRE-APPROVAL

     1. TRANSACTIONS. Covered Persons and Related Persons must obtain pre-approval through Star Compliance (or from the Compliance Department if Star Compliance is not available to you), pursuant to the procedures set forth below, before executing any Transactions, directly or indirectly, in any of the following types of securities, Derivatives or other financial instruments:

          (i)  Fixed income securities;

          (ii) Shares in listed and unlisted companies and futures and options on the same;

         (iii) Derivatives (including futures, index futures and index options);

          (iv) IPOs;

          (v) Limited Offerings/Private Placements (e.g., Private Equity, Venture Capital or Hedge Funds);

          (vi) Funds managed by the Firm;

         (vii) Commodities futures contracts; and

        (viii) Forward currency contracts (and options on the same)

There is no pre-approval or reporting (quarterly, annual or otherwise) required for participation (purchases) in BNP Paribas' Discounted Share Purchase Plan ("DSPP") or Global Stock Incentive Plan ("GSIP"), but any sales are subject to pre-approval by the Plan Administrator. Any such sales should also be coordinated with Human Resources, as required.

     2. PROCEDURE FOR PRE-APPROVAL. Each Transaction requiring pre-approval must be submitted to Star Compliance. Certain transactions for Investment Personnel are first routed to their manager for on-line approval. A proxy (e.g. your manager's manager or a Compliance team member) may be used if your manager is unavailable to access Star Compliance due to business travel, personal time off, etc. E-mail approvals are accepted where a manager is unable to access Star Compliance. If a manager approval is received, the Covered Person is responsible for forwarding the approval to a member of the Compliance team for input into Star Compliance.

Covered Persons and their Related Persons MAY NOT execute a proposed Transaction, directly or indirectly, in any account until the pre-approval is received through Star Compliance. ANY TRANSACTIONS (OTHER THAN EXEMPT TRANSACTIONS) EXECUTED WITHOUT PRIOR APPROVAL WILL BE IN VIOLATION OF THIS POLICY.

Approvals remain in effect until the end of the first business day following the day on which the Covered Person's approval was issued unless otherwise communicated by the Chief Compliance Officer or her delegee. The placement of a conditional order (e.g., sell stop order/GTC) is prohibited except for exempt transactions.

     D.   EXEMPT TRANSACTIONS

     1. DEFINED. "Exempt Transactions" means Transactions in securities, Derivatives or other financial instruments that are NOT subject to the pre-approval requirements in Section VI. C. of the Code and include:

          (i) United States Government Treasury Securities, as well as any other Investment Grade Sovereign Debt;

          (ii) bankers' acceptances, bank certificates of deposit and time deposits, commercial paper and high quality short-term debt instruments (less than 270 days), including repurchase agreements;

         (iii) Open-end mutual funds (unless a Firm acts as the investment adviser, sub-advisor or principal underwriter for such fund) and unit investment trusts if the unit investment trust is invested exclusively in mutual funds (unless a Firm acts as the investment adviser, sub-advisor or principal underwriter for the trust);

          (iv) Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs)

          (v)  ETF options

          (vi) Closed-end funds

         (vii) Transactions in Discretionary Accounts and contributions to the same;

        (viii) Involuntary Transactions that result from a corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.); and

          (ix) Spot Currency Transactions.

     2. REPORTING. As set forth in Section VII. H. of the Code, Exempt Transactions in Reportable Accounts are subject to reporting requirements.

E.   THE ACCOUNT APPROVAL PROCESS

     Compliance maintains relationships with certain US broker-dealers who provide automated brokerage account transaction and account information to Compliance ("Approved Brokers")(11). Covered Persons' brokerage accounts may be maintained only with Approved Brokers. To maintain an account with a firm other than an Approved Broker, specific approval must be obtained from Compliance which will only be granted on an exceptional basis. Such accounts are subject to additional reporting requirements including arranging for duplicate confirmations and statements to be provided to Compliance. All Covered Persons (and their Related Persons) are required to disclose to the Compliance Department any Reportable Accounts that they maintain whether within or outside of the United States.

     NEW ACCOUNTS. All Covered Persons (on behalf of themselves and their Related Persons) are required to promptly input a new Reportable Account into Star Compliance prior to executing a trade in the account.

     2. DISCRETIONARY ACCOUNTS. As explained above, Discretionary Accounts must be disclosed to the Compliance Department along with a copy of the management agreement.

F.   RESTRICTIONS

     1. BNP PARIBAS SECURITIES. In addition to the general rules described above, Transactions in BNP Paribas Securities are limited to authorized periods of six (6) weeks beginning on the day of and just after the publication of the BNP Paribas Group's quarterly financial results. Such periods can be modified by the Group's Chief Compliance Officer. These restrictions shall apply to Transactions in all BNP Paribas Securities including those acquired within the framework of a Company Savings Plan or, directly or indirectly, as part of any type of additional remuneration. Covered and Related Persons must:

     o Not place and/or have executed any orders on BNP Paribas securities as indicated above outside of the authorized periods.

     o Ensure an order placed during an authorized period but not executed by close of market on the last day of the authorized period must be cancelled.

Covered Persons are permanently authorized, provided that the law so authorizes them, to take part in the purchase of or subscription for securities that are offered exclusively to all BNP Paribas staff, and in the subscription for non-convertible bonds and debt securities issued by the BNP Paribas Group.

     2. HOLDING PERIOD. All personal dealing Transactions are subject to a 30 day holding period. Covered Persons and Related Persons may not therefore enter into any opening position which is not capable of being held for at least 30 days and may not close out of a position within 30 days, unless specifically approved, in writing, by the Compliance Department. This requirement is waived for all Exempt Transactions, as well as single security options, single security futures, index futures, index options and short positions. In special circumstances, the holding period may be waived by the Compliance Department. Individual requests for a waiver of the holding period must be submitted to the Compliance Department in writing and will be granted only in cases where good cause is shown. The holding period applies to transactions in the same brokerage account and the holding period is calculated based on the First In First Out
(FIFO) method.


----------
(11) Approved Brokers may change from time to time. As of December 2015, the Approved Brokers are: Chase Investment Services, Citi/Pershing, E*Trade, Fidelity, Interactive Brokers, Merrill Lynch, Morgan Stanley/Smith Barney, Schwab, Scottrade, TD Ameritrade, T Rowe Price, Vanguard, and Wells Fargo.

     3. OPTIONS AND SHORT SELLING. The short sale of BNP Paribas Securities, the buying of puts, the selling of calls or the trading of warrants or any other derivatives that are referenced to BNP Paribas Securities is strictly prohibited.

     4. CONFIDENTIAL INFORMATION. Covered Persons and Related Persons are prohibited from trading on Confidential Information (including, but not limited to, inside information and proprietary information). Covered Persons and Related Persons are also prohibited from procuring another person to enter into a Transaction or from providing relevant information to another person, if it is likely that they will carry out a Transaction on the basis of that information.

NOTE: COVERED PERSONS AND RELATED PERSONS SHOULD ALSO NOTE THAT THEY ARE PROHIBITED FROM CARRYING OUT ANY TRANSACTION INDIRECTLY, IF THE DIRECT TRANSACTION WOULD BE PROHIBITED BY THESE RULES.

G.   VIOLATIONS OF PERSONAL ACCOUNT DEALING POLICY

All Covered Persons must follow the policies contained herein with respect to trading in any account. Failure to comply with these policies may result in:

     * disciplinary action against the Covered Person including, without limitation, a warning, to suspension of trading privileges and/or termination of employment;

     *    Transactions being reversed or profits disgorged;

     * disciplinary actions by a regulatory body including, without limitation, sanctions, suspensions, fines and/or prohibitions from working in the securities industry; and/or

     * prosecution by securities regulators for Insider Trading and/or other Federal Securities Laws violations.

     Transactions will be monitored by the Compliance Department to ensure compliance with the personal account dealing policy. Breaches of these rules and any disciplinary action taken by BNP Paribas against the Covered Person may be communicated to regulators, clients and others as applicable.

H. REQUIRED REPORTS OF SECURITIES TRANSACTIONS, HOLDINGS AND ACCOUNTS

     1. INITIAL REPORTING OF REPORTABLE ACCOUNTS AND SECURITIES HOLDINGS. Each Covered Person on behalf of themselves and their Related Persons shall make an initial report no later than ten days after becoming a Covered Person. This initial report must include the name of the broker, dealer or bank of the Reportable Account(s). Additionally, account numbers and individual holdings (including title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount) must be provided for Reportable Securities. To cover this latter requirement, Covered Persons on behalf of themselves and their Related Persons must submit their last monthly account statements for all Reportable Accounts which include Reportable Securities.

     2. QUARTERLY REPORTING OF TRANSACTIONS AND NEW ACCOUNTS. Each Covered Person on behalf of themselves and their Related Persons shall certify to their Reportable Transactions through Star Compliance no later than thirty days after the end of the calendar quarter. Covered Persons must provide Compliance with hardcopy account statements for non-Approved Brokers no later than thirty days after the end of the calendar quarter.

                      Covered Persons on behalf of themselves and their Related Persons must disclose any new Reportable Account with Reportable Securities established during each calendar quarter in Star Compliance. As explained above, any new Discretionary Accounts opened during any calendar quarter must be disclosed in Star Compliance along with providing a copy of the management agreement to Compliance.

3. ANNUAL REPORTING OF REPORTABLE ACCOUNTS AND SECURITIES HOLDINGS. Covered Persons on behalf of themselves and their Related Persons shall disclose and certify all Reportable Accounts on an annual basis. This annual report must include the name of the broker, dealer or bank of the Reportable Accounts. Additionally, account numbers and individual holdings (including title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount) must be provided for Reportable Securities. To cover the latter requirement, this information will be provided in Star Compliance. If the information is not in Star Compliance, physical account statements must be provided to Compliance.

4. EXCEPTIONS FROM REPORTING AND PREAPPROVAL REQUIREMENTS. Reporting (initial, annual and quarterly reports) and pre-approval is not required with respect to:

     * securities held and Transactions in Discretionary Accounts or any other account over which the Covered Person or Related Person has no direct or indirect influence or control,

     * automatic dividend reinvestment and stock purchase plans, OPEN-ENDED MUTUAL FUND ONLY ACCOUNTS held directly with a mutual fund company (for which the Firm will not trade a sub-advised fund as referenced in D.1 (iii) above)

     * 529 Plans (for which the Firm does not trade a sub-advised fund as referenced in D. 1(iii) above), or

     * 401(k) plans that can only hold open-ended mutual funds (for which the Firm will not trade a sub-advised fund as referenced in D. 1 (iii) above).

      Pre-approval is not required with respect to:

     * involuntary transactions that result from a corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc. ). However, if a Covered Person is asked to make an election in a corporate action, the transaction does require pre- approval.

Any Covered Person wishing to seek an exemption from the pre-approval requirement for a Transaction not covered by these exceptions that has similar characteristics should submit a request in writing to the Chief Compliance Officer or delegee.

VIII. CONTINUING EDUCATION AND TRAINING

The Firm conducts regular training and education for its Covered Persons in order to continuously enhance knowledge within the areas of regulatory compliance and business ethics. Ensuring that BNP Paribas Investment Partners staff has adequate training in matters of Compliance is not only required by Laws and Regulations, but it also represents a commercial advantage because it reinforces BNP Paribas Investment Partners' reputation as a sound and trustworthy institution. In particular, quality Compliance training of the Firm's Covered Persons contributes to:

     o the effectiveness of BNP Paribas Investment Partners' fight against Money Laundering and Terrorist Financing;

     o the strong reputation of BNP Paribas Investment Partners in terms of Professional Ethics and Market Integrity;

     o the continuing trust that our clients and prospects place in BNP Paribas Investment Partners due to our scrupulous respect of their interests and the CONFIDENTIALITY of their operations; and

     o    protecting BNP Paribas Investment Partners staff.

As one of the methods to deliver continuing education, the Firm will provide opportunities for appropriate industry and professional continuing education and training for its employees. All employees are required to take the most current on-line annual training courses upon hire, and annually thereafter, which among other topics may address anti-money laundering, financial security and embargoes. Despite the fact that no Firm's activities involve directly the "handling" of transactions that may involve money laundering, it is important for all employees of financial organizations which serve clients to be knowledgeable of the contents and vigilant in the implementation of sound anti-money laundering policies.

The Firm may engage external service providers to provide such continuing education and training and may also rely on internal resources and seminars. Employees are strongly encouraged to satisfy certain minimum annual continuing education and training requirements. At a minimum, the Chief Compliance Officer or other Group functions(12) will on an annual basis circulate a Firm-wide communication requiring employees to participate in continuing education and training opportunities. Continuing education can include, but is not limited to:

          o    Internal product and/or compliance training sessions

          o On-line Training through third party vendors or other BNP Paribas applications

          o    Conferences and industry seminars/webinars

          o    Regulatory meetings

          o    CFA, CPA and other professional licensing classes

The Firm utilizes the My Development system to distribute, track, and record the selected Compliance trainings. Training topics may include the following:

     o    Financial Security

          -    Anti-Money-Laundering and Know Your Customer

          -    International Sanctions, Fight against corruption

     o    Market Integrity

     o    Client Interest Protection

     o    Professional Ethics

     o    Governance



----------
(12) Group functions may include, but not be limited to, Human Resources, Information Technology, and/or other Compliance teams.

IX.  RESPONSIBILITY FOR ADMINISTRATION OF THE CODE

The Chief Compliance Officer shall be responsible for the administration of this Code and shall take all steps necessary to implement the provisions of the Code, including, but not limited to, the following:

     A. REVIEW OF REPORTS FILED. Reviewing all reports filed (manually or electronically) under the Code, determining whether all required reports have been filed and obtaining from Covered Persons copies of any overdue reports that have not yet been submitted.

     B. REMEDIAL ACTIONS AND SANCTIONS FOR VIOLATIONS OF THE CODE. Determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management of the Firm as necessary, deciding on the appropriate action to be taken in response to any such violation.

     C.   NOTIFICATION OF REPORTING OBLIGATION.

          a. Identifying all Covered Persons and informing such Covered Persons of their reporting obligations pursuant to this Code.

          b. Periodically report all material Code violations to the CUSO/IHC Compliance Function's reporting team.

All Covered Persons are required to report any suspected violations of the Code to the Chief Compliance Officer. The Compliance Department may waive any requirement of this Code in special circumstances, whether pursuant to a request or otherwise. All exceptions to or waivers of the policies in this Code will be documented and retained by the Compliance Department.

X.   RECORDKEEPING REQUIREMENTS

The Chief Compliance Officer or delegee shall preserve in an easily accessible place:

     A. A copy of this Code and any prior version that was in effect at any time within the past five years;

     B. A list of all persons, currently or within the past five years, who are or were required to make reports pursuant to this Code or who are or were responsible for reviewing these reports;

     C. A copy of each report made pursuant to this Code for at least five years after the end of the fiscal year in which the report was made;

     D. A record of any violation of this Code and any action taken thereon for five years after the end of the fiscal year in which the violation occurred;

     E. A record of any decision to approve Transactions by Covered Persons in securities, Derivatives, or foreign exchange contracts requiring approval in accordance with this Code for at least five years after the end of the fiscal year in which the approval decision was made; and

     F. A copy of each annual certification report made pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act for at least five years after the end of the fiscal year in which the report was made.

     The Chief Compliance Officer or delegee is responsible for maintaining records in a manner to safeguard their confidentiality. The falsification of the books and records associated with this Code is grounds for termination. Each Covered Person's records will be accessible only to the Covered Person, the Chief Compliance Officer or her delegee and senior management of the Firm.

XI.  FREQUENTLY ASKED QUESTIONS

     REPORTABLE ACCOUNTS:

          1Q: Must a Covered Person report the brokerage account of his or her spouse?

          1A: Yes, a brokerage account owned by the held by the non-separated spouse or any other Related Person of the Covered Person must reported by the Covered Person.

          2Q: Must a Covered Person report a 401(k) plan account that can hold only open-ended mutual funds?

          2A: Yes. A non-BNP Paribas 401(k) plan is a Reportable Account and must be reported initially and on annual basis thereafter. Only the name of the broker, dealer or bank must be reported. Investments in BNP Paribas' 401(k) plan need not be reported because BNP Paribas is already aware of these accounts.

               Only transactions in Reportable Securities are required to be reported on a quarterly basis. This excludes transactions in open-ended mutual funds (for which the Firm is not a sub-adviser) or other Exempt Securities are the only eligible investments.

          3Q: Must a Covered Person report accounts that can hold only Exempt Securities?

          3A: Yes. An account in which any security is held for the Covered Person's direct or indirect benefit must be reported initially and annually thereafter.

               Transactions in Exempt Securities are not required to be reported on a quarterly basis.

          4Q:  Must a Covered Person report 529 plan accounts?

          4A: Yes. An account in which any security is held for the Covered Person's direct or indirect benefit must be reported initially and annually thereafter.

               Transactions in Exempt Securities and open-ended mutual funds (for which the Firm is not a sub-advisor) are not required to be reported on a quarterly basis.

          5Q: Must a Covered Person Report an UGMA/UTMA account held for the benefit of a minor?

          5A: Yes, if a Covered Person or a Covered Person's Related Person is the Custodian or beneficiary (i.e. the minor) in an UGMA/UTMA account and such account is a brokerage account, then the account must be reported.

          6Q: Must a Covered Person Report a brokerage account if the only investments held in the account are mutual funds exempt from the Code's pre-approval and reporting requirements?

          6A: Yes. A brokerage account is considered a Reportable Account regardless of whether the holdings in the account are reportable or subject to pre-approval requirements. If the brokerage account allows for the purchase of securities which require pre-approval under the code, the account is a Reportable Account.

          7Q:  Must a Covered Person report a variable annuity account?

          7A: Yes. An account in which any security is held for the Covered Person's direct or indirect benefit must be reported initially and annually thereafter.

          8Q: Must Covered Persons report accounts held under the BNPP Discounted Share Purchase Plan (DSPP) or Global Stock Incentive Plan (GSIP)?

          8A: No. The DSPP and GSIP are not considered a Reportable Account and need not be reported to Compliance. Participants in the DSPP or GSIP should visit the plan website or consult Human Resources for more information concerning plan guidelines and requirements.

PRE-APPROVAL REQUIREMENTS:

          9Q: Must a Covered Person report securities acquired through a gift or inheritance?

          9A: Yes. A Covered Person must report ANY Transaction (including a purchase or other acquisition) in a security in which the person had any direct or indirect Beneficial Ownership unless the Transaction is not subject to the reporting requirements.

          10Q: May a Covered Person invest in funds managed by the Firm?

          10A: Yes, subject to complying with the pre-approval requirement under Section VI. C. above, and the restriction on short-term trading under Section VI, paragraph F above.

          11Q: Pre-approval is required for funds managed or sub-advised by the Firms. Do funds managed by non-US affiliates require pre-approval?

          11A: Yes. Given that the Code exempts only US mutual funds, and not foreign funds, pre- approval would be required for such transactions in overseas funds managed by non- US affiliates.

          12Q: Do ETF Transactions require pre-approval?

          12A: No. Transactions in ETFs or ETNs do not require pre-approval, however remain subject to the annual holdings reporting requirement.

          13Q: Do Transactions in closed-end funds require pre-approval?

          13A: No. Similar to mutual funds, transactions in closed-end funds do not require pre- approval as long as they are not being purchased as part of the closed-end-fund's IPO.

          14Q: Do Transactions in stocks of large cap companies (e.g. stocks of issuers with greater than $5 billion in market capitalization) require pre-approval?

          14A: Yes. Transactions in all stocks require pre-approval. There are no exemptions for large cap companies.

          15Q: Do Transactions in a small number of stock shares (e.g. less than 500 shares) require pre-approval?

          15A: Yes. Transactions in any amount of shares of stocks require pre-approval. There are no de minimis exemptions for small amounts of shares. However, should a Covered Person's brokerage account automatically liquidate fractional stock shares from an account, the automatic liquidation of fractional shares does not require pre-approval. 16Q: Do foreign exchange forwards require pre-approval?

          16A: Yes. Foreign exchange forwards (greater than 48 hours) require pre-approval. A specific on-line Form is available within Star Compliance for these pre-approval requests. Contact Compliance for further instructions.

          17Q: Do foreign exchange spot Transactions require pre-approval?

          17A: No.

          18Q: Do futures Transactions require pre-approval?

          18A: Yes. Futures Transactions require pre-approval. A specific on-line form is available within Star Compliance for these pre-approval requests. Contact Compliance for further instructions.

          19Q: Do Transactions made under the BNPP Discounted Share Purchase
               Plan require pre- approval?

          19A: No. Transactions made under the BNPP Discounted Share Purchase
               Plan do not require pre-approval from Compliance. However, plan participants should visit the plan website or consult Human Resources for additional information concerning transaction requirements under the plan.

HOLDING PERIOD REQUIREMENTS:

          20Q: Are Covered Persons subject to a holding period requirement?

          20A: Yes. Transactions which require pre-approval are subject to a 30 day holding period. Please see Section VI. F. and the table below for specific requirements.

          21Q: Are any securities Transactions exempt from the 30 day holding period requirement?

          21A: Yes. This requirement is waived for all Exempt Transactions, single security options, single security futures, index futures, index options and short positions. Please see Section VI. F. and the table below for specific requirements and exemptions.

XII. OVERVIEW OF PERSONAL TRADING REQUIREMENTS

-----------------------------------------------------------------------------------------------------------------------
      SECURITY TYPE:                   HOLDINGS REPORTS        QUARTERLY         PRE-APPROVAL        HOLDINGS PERIOD
                                       REQUIRED (INITIAL       REPORTING         REQUIRED            REQUIREMENT
                                       AND ANNUAL)             REQUIRED
-----------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES                            Y                     Y                Y                   30 DAYS
-----------------------------------------------------------------------------------------------------------------------
FIXED INCOME SECURITIES (OTHER               Y                     Y                Y                   30 DAYS
THAN U.S. TREASURY SECURITIES)
-----------------------------------------------------------------------------------------------------------------------
US TREASURY SECURITIES, AS WELL              N                     N                N                   NONE
AS ANY OTHER INVESTMENT GRADE
SOVEREIGN DEBT
-----------------------------------------------------------------------------------------------------------------------
BROKER, DEALER OR BANK                       Y                     N                N                   NONE
ACCOUNTS WHICH ONLY HOLD US
TREASURIES
-----------------------------------------------------------------------------------------------------------------------
IPOS AND LIMITED                             Y                     Y                Y                   30 DAYS
OFFERINGS/PRIVATE PLACEMENTS
-----------------------------------------------------------------------------------------------------------------------
BNP PARIBAS SHARES IN A DSPP                 N                     N                N                SUBJECT TO DSPP OR
OR GSIP PLAN                                                                                            GSIP RULES
-----------------------------------------------------------------------------------------------------------------------
LIMITED OFFERINGS (E.G., HEDGE               Y                     Y                Y                   30 DAYS
FUNDS)
-----------------------------------------------------------------------------------------------------------------------
OPTIONS AND FUTURES ON SINGLE                Y                     Y                Y                   NONE
EQUITY SECURITIES
-----------------------------------------------------------------------------------------------------------------------
INDEX FUTURES AND INDEX                      Y                     Y                Y                   NONE
OPTIONS
-----------------------------------------------------------------------------------------------------------------------
SPOT CURRENCY TRANSACTIONS                   N                     N                N                   NONE
(LESS THAN 48 HRS)
-----------------------------------------------------------------------------------------------------------------------
FORWARD CURRENCY CONTRACTS                   Y                     Y                Y                  30 DAYS
-----------------------------------------------------------------------------------------------------------------------
COMMODITIES CONTRACTS                        Y                     Y                Y                  30 DAYS
-----------------------------------------------------------------------------------------------------------------------
PHYSICAL COMMODITIES (E.G.                   N                     N                N                  NONE
PRECIOUS METALS IN BULLION OR
COIN FORM)
-----------------------------------------------------------------------------------------------------------------------
EXCHANGE-TRADED FUNDS (ETFS)                 Y                     N                N                  NONE
AND EXCHANGE-TRADED NOTES (ETNS)
-----------------------------------------------------------------------------------------------------------------------
CLOSED-END FUNDS                             Y                     N                N                  NONE
-----------------------------------------------------------------------------------------------------------------------
MUTUAL FUNDS ADVISED OR SUB-                 Y                     Y                Y                 30 DAYS
ADVISED BY THE FIRM
-----------------------------------------------------------------------------------------------------------------------
MUTUAL FUNDS ADVISED BY                      N                     N                N                 NONE
THIRD PARTY MANAGERS
-----------------------------------------------------------------------------------------------------------------------
BROKER, DEALER OR BANK                       Y                     N                N                 NONE
ACCOUNTS WHICH ONLY HOLD
MUTUAL FUNDS (SUB-ADVISED OR
NOT SUB-ADVISED BY THE FIRM)
-----------------------------------------------------------------------------------------------------------------------
BANK CERTIFICATES OF DEPOSIT,                N                     N                N                 NONE
COMMERCIAL PAPER AND HIGH
QUALITY, SHORT-TERM DEBT
INSTRUMENTS, INCLUDING
REPURCHASE AGREEMENTS,
OBLIGATIONS OF THE US
GOVERNMENT
-----------------------------------------------------------------------------------------------------------------------
BROKER, DEALER OR BANK                       Y                     N                N                 NONE
ACCOUNTS WHICH ONLY HOLD
BANK CERTIFICATES OF DEPOSIT,
COMMERCIAL PAPER AND HIGH
QUALITY, SHORT-TERM DEBT
INSTRUMENTS, INCLUDING
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
REPURCHASE AGREEMENTS,
OBLIGATIONS OF THE US
GOVERNMENT
-----------------------------------------------------------------------------------------------------------------------
ETF OPTIONS                                  Y                     N               N                  NONE
-----------------------------------------------------------------------------------------------------------------------
TRANSACTIONS IN DISCRETIONARY                N                     N               N                  NONE
ACCOUNTS
-----------------------------------------------------------------------------------------------------------------------
VARIABLE ANNUITY ACCOUNTS                    Y                     N               N                  NONE
-----------------------------------------------------------------------------------------------------------------------
CORPORATE ACTION                             N                     N               N                  NONE
TRANSACTIONS (INVOLUNTARY)
-----------------------------------------------------------------------------------------------------------------------
CORPORATE ACTION                             Y                     Y               Y                  NONE
TRANSACTIONS (VOLUNTARY)
-----------------------------------------------------------------------------------------------------------------------

APPENDIX 1 -- SAMPLE LETTER OF REFUSAL OF A GIFT

Fischer Francis Trees & Watts, Inc.

Dear Sir or Madam,

We thank you for your gift (description), which we received on ...

We appreciate this gesture, which is a sign of your relationship with our Firm. However, in accordance with our Firm's Gift and Entertainment Policy, we regret to inform you that we cannot accept it. Therefore, we are returning it to you.

The Firm's Gifts and Entertainment Policy precludes employees from receiving gifts above a de minimis threshold. Therefore, we respectfully request that you honor this policy in your dealings with Firm employees.

Sincerely,

SIGNATORIES: Supervisor of employee receiving the gift and the Chief Compliance Officer or delegee